Exhibit 10.1

CVRx, Inc.

Stock Option Agreement

(Inducement Grant)

CVRx, Inc. (the “Company”), hereby grants an Option to purchase shares of the Company’s common stock to you, the Participant named below. The terms and conditions of this Option Award are set forth in this Agreement, consisting of this cover page and the Option Terms and Conditions on the following pages. This Option Award is made and granted as a stand-alone award and is not granted under or pursuant to the Company’s 2021 Equity Incentive Plan (as the same may be amended from time to time, the “Plan”). However, for convenience purposes, unless otherwise defined herein, any capitalized term that is not defined in this Agreement shall have the meaning set forth in the Plan. This Option Award is an inducement material to the Participant’s entry into employment within the meaning of Nasdaq Listing Rule 5635(c)(4).

Name of Participant:	Kevin Hykes

Date of Grant:	February 12, 2024

Number of Shares Covered:	360,000

Exercise Price:	$[•][1]

Expiration Date:	February 11, 2034

Type of Option:	Non-Qualified Stock Option

The Vesting and Exercise Schedule will be as follows:

Shares	Vest Date
Vests as to 25% of the shares on February 12, 2025 and as to 1/48th of the shares each month thereafter

By evidencing your acceptance of this Agreement in a manner approved by the Company, you agree to all of the terms and conditions contained in this Agreement. You acknowledge that you have received and reviewed these documents and that they set forth the entire agreement between you and the Company regarding your right to purchase shares of the Company’s common stock pursuant to this Option.

CVRx, Inc.

By:

Title:

1 Closing price of the Company’s common stock on the Date of Grant.

CVRx, Inc.

Stock Option Agreement (Inducement Grant)

Option Terms and Conditions

1.	Type of Stock Option. The Option is not intended to be an “incentive stock option” within the meaning of Section 422 of the Internal Revenue Code and will be interpreted accordingly. This Option is made and granted as a stand-alone award, separate and apart from, and outside of, the Plan, and shall not constitute an award granted under or pursuant to the Plan. Notwithstanding the foregoing, the terms, provisions, conditions and definitions set forth in the Plan shall apply to this Option Award (including but not limited to the adjustment provisions contained in Section 12 of the Plan), and this Option Award shall be subject to such terms, provisions, conditions and definitions, which are hereby incorporated into this Agreement by reference. For the avoidance of doubt, this Option Award shall not be counted for purposes of calculating the aggregate number of Shares that may be issued or transferred pursuant to Awards under the Plan as set forth in Section 4(a) of the Plan. In the event of any inconsistency between the Plan and this Agreement, the terms of this Agreement shall control.

2.	Vesting and Exercisability of Option.

(a)            Scheduled Vesting. This Option will vest and become exercisable as to the number of Shares and on the dates specified in the Vesting and Exercise Schedule on the cover page to this Agreement, so long as your Service to the Company does not end. The Vesting and Exercise Schedule is cumulative, meaning that to the extent the Option has not already been exercised and has not expired or been terminated or cancelled, you or the person otherwise entitled to exercise the Option as provided in this Agreement may at any time purchase all or any portion of the Shares subject to the vested portion of the Option.

(b)            Accelerated Vesting. Notwithstanding Section 2(a), (i) this Option will vest and become exercisable in full upon a termination of your Service as a result of your death or Disability and shall remain exercisable for the period specified in Section 6(e) of the Plan, and (ii) if and to the extent this Option is continued, assumed or replaced in connection with a Change in Control, and if during the three months preceding or eighteen months after such Change in Control you experience an involuntary termination of Service for reasons other than Cause (as defined in your written employment agreement with the Company dated January 26, 2024 (the “Employment Agreement”)) or you terminate your Service due to Constructive Discharge (as defined in the Employment Agreement), then this Option (or any replacement award) shall immediately vest and become exercisable in full and shall remain exercisable for one year following your termination of Service. In addition, vesting and exercisability of this Option may be accelerated during the term of the Option under the circumstances described in Sections 12(b) and 12(c) of the Plan, and at the discretion of the Committee in accordance with Section 3(b)(2) of the Plan.

(c)            Continued Vesting Following Retirement. Notwithstanding Section 2(a), this Option will continue to vest on the scheduled vesting dates set forth on the cover page of this Agreement if your employment is involuntarily terminated by the Company without Cause within two years following the Date of Grant, provided that (i) you are not engaging in any activity competitive with the Company, violating any ongoing post-employment obligations to the Company, or soliciting employees or customers of the Company, and (ii) you are in compliance with all other post-employment obligations owned to the Company (including without limitation, pursuant to the Employment Agreement and the Confidentiality Agreement (as defined in the Employment Agreement)).

3.	Expiration. This Option will expire and will no longer be exercisable at 5:00 p.m. Central Time on the earliest of:

(a)	The expiration date specified on the cover page of this Agreement;

(b)	Upon your termination of Service for Cause;

(c)	Upon the expiration of any applicable period specified in Section 6(e) of the Plan or Section 2 of this Agreement during which this Option may be exercised after your termination of Service; or

(d)	The date (if any) fixed for termination or cancellation of this Option pursuant to Section 12 of the Plan;

provided, however, that, notwithstanding the foregoing, in the event of the termination of your employment pursuant to Section 2(c) above, this Option may be exercised, to the extent vested, by you (or your estate (or the person who acquires this Option by will or the laws of descent and distribution or otherwise by reason of your death)) until 90 days following the date on which the continued vesting contemplated by Section 2(c) ends.

4.	Service Requirement. Except as otherwise provided in Section 6(e) of the Plan or Section 2 of this Agreement, this Option may be exercised only while you continue to provide Service to the Company or any Affiliate, and only if you have continuously provided such Service since the Grant Date of this Option.

5.	Exercise of Option. Subject to Section 4, the vested and exercisable portion of this Option may be exercised in whole or in part at any time during the Option term by giving notice to Company via E*Trade using the method designated by the Company, and by providing for payment of the exercise price of the Shares being acquired and any related withholding taxes (if applicable). The election to exercise must include the number of Shares to be purchased, the method of payment of the aggregate exercise price and the directions for the delivery of the Shares to be acquired. If you are not the person exercising the Option, the person submitting the notice also must submit appropriate proof of his/her right to exercise the Option.

6.	Payment of Exercise Price. When you submit your notice of exercise, you must include payment of the exercise price of the Shares being purchased through one or a combination of the following methods:

(a)	Cash (including personal check, cashier’s check or money order);

(b)	By means of a broker-assisted cashless exercise in which you irrevocably instruct your broker to deliver proceeds of a sale of all or a portion of the Shares to be issued pursuant to the exercise to the Company in payment of the exercise price of such Shares; or

(c)	By delivery to the Company of Shares (by actual delivery or attestation of ownership in a form approved by the Company) already owned by you that are not subject to any security interest and that have an aggregate Fair Market Value on the date of exercise equal to the exercise price of the Shares being purchased; or

(d)	By authorizing the Company to retain, from the total number of Shares as to which the Option is being exercised, that number of Shares having a Fair Market Value on the date of exercise equal to the exercise price for the total number of Shares as to which the Option is being exercised.

However, if the Committee determines, in any given circumstance, that payment of the exercise price with Shares or by authorizing the Company to retain Shares is undesirable for any reason, you will not be permitted to pay any portion of the exercise price in that manner.

7.	Taxes.

(a)	If, and to the extent, that this is a Non-Qualified Stock Option, you may not exercise this Option in whole or in part unless you make arrangements acceptable to the Company for payment of any federal, state, local or foreign withholding taxes that may be due as a result of the exercise of this Option. You hereby authorize the Company (or any Affiliate) to withhold from payroll or other amounts payable to you any sums required to satisfy such withholding tax obligations, and otherwise agree to satisfy such obligations in accordance with the provisions of Section 14 of the Plan. Unless otherwise determined by the Committee, you may satisfy such withholding tax obligations by delivering Shares you already own or by having the Company retain a portion of the Shares being acquired upon exercise of the Option, provided you notify the Company in advance of any exercise of your desire to pay withholding taxes in this manner. Delivery of Shares upon exercise of this Option is subject to the satisfaction of applicable withholding tax obligations.

(b)	If this Option is designated as an Incentive Stock Option, and any Shares received pursuant to the exercise of any portion of this Option are sold within two years from the Grant Date or within one year from the effective date of exercise of this Option, or if certain other requirements of the Code are not satisfied, such Shares will be deemed under the Code not to have been acquired by you pursuant to an “incentive stock option” as defined in the Code. You agree to promptly notify the Company if you sell any Shares received upon the exercise of this Option within the time periods specified in the previous sentence. The Company shall not be liable to you if this Option for any reason is deemed not to be an “incentive stock option” within the meaning of the Code.

8.	Delivery of Shares. As soon as practicable after the Company receives the notice of exercise and payment of the exercise price as provided above, and has determined that all other conditions to exercise, including satisfaction of withholding tax obligations and compliance with applicable laws as provided in Section 16(c) of the Plan, have been satisfied, it shall deliver to the person exercising the Option, in the name of such person, the Shares being purchased, as evidenced by issuance of a stock certificate or certificates, electronic delivery of such Shares to a brokerage account designated by such person, or book-entry registration of such Shares with the Company’s transfer agent. The Company shall pay any original issue or transfer taxes with respect to the issue or transfer of the Shares and all fees and expenses incurred by it in connection therewith. All Shares so issued shall be fully paid and nonassessable.

9.	Transfer of Option. During your lifetime, only you (or your guardian or legal representative in the event of legal incapacity) may exercise this Option except in the case of a transfer described below. You may not assign or transfer this Option except for a transfer upon your death in accordance with your will, by the laws of descent and distribution or pursuant to a beneficiary designation submitted in accordance with Section 6(d) of the Plan, or, if this is a Non-Qualified Stock Option, (i) pursuant to a domestic relations order, or (ii) with the prior written approval of the Company, by gift to a ”family member” as the term is defined under General Instruction A(5) to Form S-8 under the Securities Act. The Option held by any such transferee will continue to be subject to the same terms and conditions that were applicable to the Option immediately prior to its transfer and may be exercised by such transferee as and to the extent that the Option has become exercisable and has not terminated in accordance with the provisions of the Plan and this Agreement.

10.	No Stockholder Rights Before Exercise. Neither you nor any permitted transferee of this Option will have any of the rights of a stockholder of the Company with respect to any Shares subject to this Option until a certificate evidencing such Shares has been issued, electronic delivery of such Shares has been made to your designated brokerage account, or an appropriate book entry in the Company's stock register has been made. No adjustments shall be made for dividends or other rights if the applicable record date occurs before your stock certificate has been issued, electronic delivery of your Shares has been made to your designated brokerage account, or an appropriate book entry in the Company's stock register has been made, except as otherwise described in the Plan.

11.	Governing Plan Document. The provisions of the Plan governing awards granted thereunder shall also apply to this Option Award, and this Agreement and this Option Award are subject to all interpretations, rules and regulations which may, from time to time, be adopted and promulgated by the Committee pursuant to the Plan. If there is any conflict between the provisions of this Agreement and the Plan, the provisions of this Agreement will govern.

12.	Choice of Law. This Agreement will be interpreted and enforced under the laws of the state of Delaware (without regard to its conflicts or choice of law principles).

13.	Binding Effect. This Agreement will be binding in all respects on your heirs, representatives, successors and assigns, and on the successors and assigns of the Company.

14.	Other Agreements. You agree that in connection with the exercise of this Option, you will execute such documents as may be necessary to become a party to any stockholder, voting or similar agreements as the Company may require.

15.	Restrictive Legends. The Company may place a legend or legends on any certificate representing Shares issued upon the exercise of this Option summarizing transfer and other restrictions to which the Shares may be subject under applicable securities laws, other provisions of this Agreement, or other agreements contemplated by Section 14 of this Agreement. You agree that in order to ensure compliance with the restrictions referred to in this Agreement, the Company may issue appropriate “stop transfer” instructions to its transfer agent.

16.	Compensation Recovery Policy. To the extent that any compensation paid or payable pursuant to this Agreement is considered “incentive-based compensation” within the meaning and subject to the requirements of Section 10D of the Exchange Act, such compensation shall be subject to potential forfeiture or recovery by the Company in accordance with any compensation recovery policy adopted by the Board of Directors of the Company or any committee thereof in response to the requirements of Section 10D of the Exchange Act and any implementing rules and regulations thereunder adopted by the Securities and Exchange Commission or any national securities exchange on which the Company’s common stock is then listed. This Agreement may be unilaterally amended by the Company to comply with any such compensation recovery policy.

17.	Electronic Delivery and Acceptance. The Company may deliver any documents related to this Option Award by electronic means and request your acceptance of this Agreement by electronic means. You hereby consent to receive all applicable documentation by electronic delivery and to participate in the Plan through an on-line (and/or voice activated) system established and maintained by the Company or the Company’s third-party stock plan administrator.

By accepting this Agreement in a manner approved by the Company, you agree to all the terms and conditions described above and in the Plan document.